Audited Consolidated Financial Statements of

                CARMANAH TECHNOLOGIES
                CORPORATION

                Years ended December 31, 2002, 2001 and 2000



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kpmg
            KPMG LLP
            CHARTERED ACCOUNTANTS
            St. Andrew's Square II                   Telephone (250) 480-3500
            800-730 View Street                      Telefax (250) 480-3539
            Victoria BC V8W 3Y7                      www.kpmg.ca









AUDITORS' REPORT TO THE SHAREHOLDERS


We have audited the consolidated balance sheets of Carmanah Technologies Corporation as at December 31, 2002 and 2001 and the consolidated statements of operations and deficit and cash flows for each of the years in the three-year period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2002 and 2001 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2002, in accordance with Canadian generally accepted accounting principles.




Chartered Accountants



Victoria, Canada

February 27, 2003


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CARMANAH TECHNOLOGIES CORPORATION
Consolidated Balance Sheets
(Expressed in Canadian dollars)

December 31, 2002 and 2001

                                                            2002           2001

Assets

Current assets:
   Cash and cash equivalents                          $  679,100     $1,060,817
   Accounts receivable                                 1,366,780        382,846
   Inventories (note 3)                                1,057,666        587,439
   Prepaid expenses and deposits                          43,513         26,777
   Current portion of advances receivable                 26,844         49,472
                                                       3,173,903      2,107,351

Advances receivable (note 4)                             111,500        111,500
Deferred development costs (note 5)                            -        216,895
Equipment and leasehold improvements (note 6)            471,079        279,873
Patents                                                   34,154         29,487

                                                      $3,790,636     $2,745,106

Liabilities and Shareholders' Equity

Current liabilities:
   Accounts payable and accrued liabilities           $  947,014      $ 340,876
   Bank loan (note 7)                                    140,000         30,000
   Deferred revenue                                       11,042              -
   Current portion of long-term debt                      21,684         27,790
   Current portion of obligations under capital leases    48,015         25,800
   Future income taxes (note 8)                                -         18,000
                                                       1,167,755        442,466

Long-term debt (note 9)                                   55,139         17,143
Obligations under capital leases (note 10)                49,566         30,304
                                                       1,272,460        489,913

Shareholders' equity:
   Share capital (note 11)                             3,256,336      3,029,746
   Contributed surplus                                    26,188         26,188
   Deficit                                             (764,348)      (800,741)
                                                       2,518,176      2,255,193
Commitments (note 15)
Subsequent events (note 17)
                                                      $3,790,636     $2,745,106

See accompanying notes to consolidated financial statements.

On behalf of the Board of Directors:

               "Art Aylesworth"  Director

            "Praveen Varshney"  Director


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CARMANAH TECHNOLOGIES CORPORATION
Consolidated Statements of Operations and Deficit
(Expressed in Canadian dollars)

Years ended December 31, 2002, 2001 and 2000

                                             2002           2001           2000

Sales                                   $6,468,899    $3,373,453     $2,240,897

Cost of sales                           2,808,745      1,549,306      1,206,091
                                        3,660,154      1,824,147      1,034,806

Operating expenses:
   Wages and benefits                   1,517,416      1,135,033        559,148
   Office and administration              684,531        539,360        176,296
   Research and development (note 12)     543,051        271,485         24,773
   Sales and marketing                    533,041        200,705         86,550
   Bank charges and interest               49,086         38,912         33,654
   Amortization of:
      Equipment and leasehold
        improvements                      140,014        111,129         70,483
      Deferred development costs          216,895        217,588        149,877
      Patents and other intangible assets   9,091         12,129          5,294
                                        3,693,125      2,526,341      1,106,075

Operating loss                           (32,971)      (702,194)       (71,269)

Interest and other income                  51,364         25,696              -

Earnings (loss) before income taxes        18,393      (676,498)       (71,269)

Income tax expense (recovery):
   Future (note 8)                       (18,000)              -         18,000

Net earnings (loss)                        36,393      (676,498)       (89,269)

Deficit, beginning of year              (800,741)      (124,243)       (34,974)

Deficit, end of year                   $(764,348)     $(800,741)     $(124,243)

Earnings (loss) per share-basic
            and diluted                    $0.00     $    (0.04)      $  (0.01)

Weighted average number of shares
            outstanding               19,650,884      15,460,951     10,408,202

See accompanying notes to consolidated financial statements.


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CARMANAH TECHNOLOGIES CORPORATION
Consolidated Statements of Cash Flows
(Expressed in Canadian dollars)

Years ended December 31, 2002, 2001 and 2000
                                             2002           2001           2000

Cash provided by (used in):
Operations:
   Net earnings (loss)                 $   36,393     $(676,498)      $(89,269)
   Items not involving cash:
      Amortization                        366,000        340,846        225,654
      Share capital issued for services         -              -         20,000
      Future income tax expense (recovery)(18,000)             -         18,000
   Changes in non-cash working capital:
      Accounts receivable               (983,934)        (8,087)      (385,302)
      Inventories                       (470,227)       (92,439)       (19,556)
      Prepaid expenses and deposits      (16,736)       (23,915)              -
      Accounts payable and accrued
            liabilities                   606,138         66,753         20,042
      Deferred revenue                     11,042              -        (4,024)
                                        (469,324)      (393,340)      (214,455)
Investing:
   Deferred development costs                   -      (231,202)      (196,066)
   Purchase of equipment and leasehold
     improvements                       (269,428)      (138,848)       (83,209)
   Proceeds on disposal of automobile       4,600              -              -
   Patents                               (13,757)       (12,627)       (17,407)
   Advances received                            -        300,000        200,000
   Decrease in advances receivable         22,628         10,528              -
                                        (255,957)       (72,149)       (96,682)
Financing:
   Proceeds on share issuance             237,600      1,468,014      1,071,505
   Share issuance costs                  (11,010)       (31,835)              -
   Repurchase of share capital                  -              -      (443,812)
   Bank loan                              110,000       (60,000)       (35,000)
   Proceeds from issuance of long-term
     debt                                  75,000         33,400         81,000
   Repayment of long-term debt           (43,114)       (51,906)      (182,665)
   Repayment of advances from affiliated
     companies                                  -              -       (30,850)
   Principal payments of obligations under
     capital leases                      (24,912)       (17,001)        (1,745)
                                          343,564      1,340,672        458,433
Increase (decrease) in cash and cash
   equivalents                          (381,717)        875,183        147,296
Cash and cash equivalents, beginning of
   year                                 1,060,817        185,634         38,338
Cash and cash equivalents, end of year $  679,100     $1,060,817      $ 185,634

Supplemental cash flow information

Cash during the year for:
   Interest paid                       $  127,569     $   38,912      $  33,654
   Interest received                       34,846              -              -
Non-cash investing and financing activities:
   Acquisition of equipment through
      capital lease                        66,392         43,682         31,168
   Acquisition of equipment through
      supplier loan                             -              -         40,235
   Shares issued for services                   -         36,000              -
   Shares issued to acquire non-cash assets     -        645,828              -

See accompanying notes to consolidated financial statements.


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CARMANAH TECHNOLOGIES CORPORATION
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended December 31, 2002, 2001 and 2000



   Carmanah Technologies Corporation ("CTC" or the "Company"), formerly Andina Development Corporation, was incorporated pursuant to the provisions of the Business Corporations Act (Alberta) on March 26, 1996. On June 21, 2001, the Company acquired all the issued and outstanding share capital of Carmanah Technologies Inc. ("CTI"). CTI is in the business of developing and manufacturing solar-powered light technology and the sale of related products.

1. SIGNIFICANT ACCOUNTING POLICIES:

   The consolidated financial statements of the Company have been prepared in accordance with Canadian generally accepted accounting principles. The following is a summary of the significant accounting policies used in the preparation of the financial statements.

   (a)Basis of presentation:

      (i)  Reverse takeover transaction:

           On June 21, 2001, the Company acquired all of the issued and outstanding common shares of CTI in exchange for common shares.

           As  the  former  shareholders  of  CTI  held  the  majority  of  the outstanding shares of the Company immediately following the transaction, the transaction has been accounted for as a reverse takeover in accordance with Canadian generally accepted accounting principles.

           Application of reverse takeover accounting results in the following:

             (a)The  consolidated  financial statements of the combined  entity are issued under the name of the legal parent, the Company, but are considered a continuation of the financial statements of the legal subsidiary, CTI.

             (b)As  CTI  is deemed to be the acquirer for accounting  purposes, its assets and liabilities are included in the consolidated balance sheets for the continuing entity at their historical carrying values. The Company's assets and liabilities at the date of the transaction are included in the consolidated balance sheets at their estimated fair market value, which equaled their book value at the date of the transaction.

      (i)  Consolidation:

           These consolidated financial statements  include the accounts of the
           Company  and  its wholly-owned subsidiary, CTI.   All  inter-company
           transactions and balances have been eliminated.


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CARMANAH TECHNOLOGIES CORPORATION
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended December 31, 2002, 2001 and 2000



1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

   (a)Cash and cash equivalents:

      Cash and cash equivalents include highly liquid investments, consisting primarily of term deposits, with terms to maturity of three months or less at the date of purchase.

   (c)Inventories:

      Inventories are valued on a first-in, first-out basis at the lower of average cost and replacement cost for raw materials and at the lower of cost and net realizable value for work-in-process and finished goods.

   (d)Equipment and leasehold improvements:

      Equipment and leasehold improvements are carried at cost less accumulated amortization. Amortization is determined at rates which will reduce original cost to estimated residual value over the useful life of each asset. The annual rates used to compute amortization are as follows:

      Asset                                          Basis                 Rate

      Automobiles                        declining balance                30%
      Computer hardware                  declining balance                30%
      Computer software                  declining balance               100%
      Leasehold improvements                 straight-line        term of lease
      Office, production and research equipmentdeclining balance          20%


      The cost of repairs and maintenance is expensed as incurred.

   (e)Patents:

      Direct costs of obtaining patents are capitalized and amortized at 25% declining balance, being the estimated period of benefit.

   (f)Revenue recognition:

      Revenues from the sale of products are recognized at the time the product is shipped and title passes, persuasive evidence exists of a sales arrangement, collection is probable and the price is fixed or determinable. Provisions are established for estimated product returns and warranty costs at the time revenue is recognized based on historical experience for the product. If there is a requirement for customer acceptance of any products shipped, revenue is recognized only after customer acceptance has been received. Payments received in advance of the satisfaction of the Company's revenue recognition policies are recorded as deferred revenue.


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CARMANAH TECHNOLOGIES CORPORATION
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended December 31, 2002, 2001 and 2000



1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

   (g)Research and development costs:

      Research costs are expensed as incurred. Development costs are expensed as incurred unless certain stringent criteria for deferral, as specified by the Canadian Institute of Chartered Accountants, have been met. These criteria primarily relate to the establishment of technical feasibility, identification of specified markets, and availability of adequate resources to complete the project under development. Costs of product development, net of any applicable research and development tax credits, are capitalized until project completion or commencement of commercial sales of the product. Costs are then amortized over the estimated period of future benefit.

   (h)Earnings (loss) per share:

      The Company calculates basic earnings (loss) per share using the weighted average number of common shares outstanding during the period excluding escrowed shares which the release of are subject to performance criteria. Diluted net earnings (loss) per share are calculated by the treasury stock method. Under the treasury stock method, the weighted average number of common shares outstanding for the calculation of diluted net earnings (loss) per share assumes that the proceeds to be received on the exercise of dilutive stock options and warrants are applied to repurchase common shares at the average market price for the period. Stock options and warrants are dilutive when the Company has income from continuing operations and the average market price of the common shares during the period exceeds the exercise price of the options and warrants.

   (i)Stock-based compensation:

      Effective January 1, 2002, the Company adopted the new recommendations of the Canadian Institute of Chartered Accountants entitled "Stock-based Compensation and Other Stock-based Payments". The new recommendations are applied prospectively to all stock-based payments to non-employees and to employee awards that are direct awards of stock, call for settlement in cash or other assets, or are stock appreciation rights that call for settlement by the issuance of equity instruments, granted on or after January 1, 2002. As there were no awards outstanding at January 1, 2002 which call for settlement in cash or other assets, or stock appreciation rights that call for settlement by the issuance of equity instruments. No cumulative effect adjustment was required on adoption of this policy.

      For other employee awards, including employee stock options, the Company has elected to continue to apply the settlement method. Under this method, no compensation expense is recognized when stock options are granted to employees. Any consideration paid by employees on exercise of stock options is credited to share capital. The Company is required to disclose pro forma net earnings and earnings per share information as if employee stock options granted on or after January 1, 2002 had been accounted for under the fair value method. This information is presented in note 11(c).


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CARMANAH TECHNOLOGIES CORPORATION
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended December 31, 2002, 2001 and 2000



1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

   (a)Future income taxes:

      The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on future tax assets and liabilities of future changes in tax rates is recognized in income in the period that included the date of enactment or substantive enactment. To the extent that it is not more likely than not that a future tax asset will be realized, a valuation allowance is provided.

   (k)Foreign currency transactions:

      The Company's functional currency is the Canadian dollar. Monetary assets and liabilities denominated in foreign currency are translated to Canadian dollars at the rate of exchange prevailing at the consolidated balance sheets date. Non-monetary items are translated at rates of exchange in effect when the amounts were acquired or obligations incurred. Revenues and expenses are translated at rates in effect at the time of the transaction. Foreign exchange gains and losses are recognized in the determination of net earnings (loss) in the year in which they arise.

   (l)Measurement uncertainty:

      The presentation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions which affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the period. Significant areas requiring the use of estimates include the estimation of warranty provisions and valuation of stock compensation. Actual results could differ from those estimates.

   (m)Impairment of long-lived assets:

      The Company monitors the recoverability of long-lived assets, including equipment and leasehold improvements, deferred software development costs and patents, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company reviews factors such as current market value, future asset utilization and business climate and compares the carrying value of the assets to the future undiscounted cash flows expected to result from the use of the related asset. If such cash flows are less than the carrying value, the impairment charge to be recognized equals the excess.

CARMANAH TECHNOLOGIES CORPORATION
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended December 31, 2002, 2001 and 2000



1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

   (n)Comparative figures:

      Certain of the comparative figures have been reclassified to conform with the financial statement presentation for the current year.

2. REVERSE TAKEOVER OF CARMANAH TECHNOLOGIES INC.:

   Pursuant to a Share Purchase Agreement dated June 14, 2001, the Company acquired all the issued and outstanding share capital of CTI in exchange for 14,000,000 post-consolidated common shares of the Company. In addition, the Company issued 100,000 post-consolidated common shares as a finder's fee for the acquisition.

   As the transaction, which was completed on June 21, 2001, resulted in the shareholders of CTI acquiring the majority of the outstanding shares of the Company, the transaction was accounted for as a reverse takeover using the purchase method with CTI as the acquirer. The amounts assigned to the assets and liabilities of the Company deemed to have been purchased are based on the estimated fair value of the net assets of the Company, which equal their carrying values as at June 21, 2001, as follows:


   Net assets acquired at assigned value:
      Cash
      $1,468,014
      Accounts receivable                                                14,898
      Prepaid expenses and deposits                                         271
      Advances to Bargain Castle International Discount Centres Inc.    171,500
      Advances to CTI                                                   500,000
                                                                      2,154,683
   Accounts payable and accrued liabilities                            (40,841)

                                                                     $2,113,842

   Consideration given:
      Common shares of CTI                                           $2,113,842


3. INVENTORIES:

                                                            2002           2001

   Raw materials                                      $  737,039      $ 383,980
   Work-in-process                                       115,290        101,868
   Finished goods                                        205,337        101,591

                                                      $ 1,057,666     $ 587,439

CARMANAH TECHNOLOGIES CORPORATION
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended December 31, 2002, 2001 and 2000



4. ADVANCES RECEIVABLE:

                                                            2002           2001

   Advances, beginning of year                        $  160,972      $       -
   Advances                                                    -        241,500
   Payments received                                    (35,500)      (100,000)
   Accrued interest for the year                          12,872         19,472
                                                         138,344        160,972
   Less current portion of advances receivable          (26,844)       (49,472)

   Advances, end of year                              $  111,500      $ 111,500

   The Company entered into a Letter of Intent dated September 15, 1999 which sets forth the basic terms and conditions of a proposed acquisition of all the issued and outstanding securities of Bargain Castle International Discount Centres Inc. ("Bargain Castle"), a private company which carries on the business of selling goods that are purchased from liquidation sources. The transaction was not completed as certain conditions required to be met for the closing were not satisfied.

   Advances receivable are payable in monthly instalments of $3,000 including annual interest at 8%. The debt is secured by a first charge over all the assets of Bargain Castle, pursuant to a general security agreement.

5. DEFERRED DEVELOPMENT COSTS:

                                                            2002           2001

   Deferred development costs, beginning of year      $  216,895      $ 203,281

   Development costs incurred                                  -        231,202
   Amortization                                        (216,895)      (217,588)

   Deferred development costs, end of year            $        -      $ 216,895

CARMANAH TECHNOLOGIES CORPORATION
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended December 31, 2002, 2001 and 2000



6. EQUIPMENT AND LEASEHOLD IMPROVEMENTS:

                                                      Accumulated      Net book
   2002                                        Cost  amortization         value

   Computer hardware                     $  221,546    $  116,340     $ 105,206
   Computer software                        119,475       108,023        11,452
   Leasehold improvements                   199,008        62,439       136,569
   Office equipment                          96,262        18,713        77,549
   Production equipment                     175,876        51,265       124,611
   Research equipment                        28,701        13,009        15,692

                                         $  840,868    $  369,789     $ 471,079


                                                      Accumulated      Net book
   2001                                        Cost  amortization         value

   Automobile                            $   11,200    $    6,535     $   4,665
   Computer hardware                        185,928        78,884       107,044
   Computer software                         96,572        75,010        21,562
   Leasehold improvements                    72,103        28,550        43,553
   Office equipment                          27,832         7,880        19,952
   Production equipment                      93,847        30,365        63,482
   Research equipment                        28,701         9,086        19,615

                                         $  516,183    $  236,310     $ 279,873

   Equipment and leasehold improvements include $151,037 (2001 - $75,797) of equipment acquired under capital leases. Amortization of equipment under capital lease of $24,856 (2001 - $19,558) is included in amortization expense.

7. BANK LOAN:

   The Company, through CTI has a credit facility with the Royal Bank of Canada, which includes a demand operating loan to a maximum of $300,000 (2001 - $200,000) at prime plus 1.25% (2001 - 1%). This credit facility is secured by a general security agreement, and guarantee and postponement of claim by CTC.

CARMANAH TECHNOLOGIES CORPORATION
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended December 31, 2002, 2001 and 2000



8. INCOME TAXES:

   Income tax recovery (expense) differs from the amounts computed by applying the combined federal and provincial tax rates of 39.6% (2001 - 43.6%) to pre-tax income from continuing operations as a result of the following:

                                                             2002          2001

   Income tax expense (recovery) based
     on combined tax rates                             $   14,412    $(294,953)

   Effect of adjustment to future tax assets
     and liabilities for enacted changes in
     tax laws and rates                                  (32,412)       294,953

   Income tax recovery                                 $ (18,000)     $       -


   Temporary differences give rise to the following future tax assets and liabilities at December 31:

                                                            2002           2001

   Future tax assets:
      Warranty reserve                                $   23,000      $  15,000
      Share issue costs                                  238,000        296,000
      Losses available for future periods                353,000        391,000
      Scientific research and experimental development   192,000        243,000
      Equipment - differences in net book value of UCC         -         12,000
      Other                                               14,000         14,000
                                                         820,000        971,000

   Future tax liabilities:
      Equipment - differences in net book value of UCC  (12,000)              -
      Deferred development costs                               -       (84,000)
                                                        (12,000)       (84,000)

      Less valuation allowance                         (808,000)      (905,000)

   Net future tax liability                           $        -      $(18,000)

CARMANAH TECHNOLOGIES CORPORATION
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended December 31, 2002, 2001 and 2000



9. LONG TERM DEBT:

                                                            2002           2001

   Business Development Bank loan, payable in monthly
     instalments of $1,675 including annual interest at
     prime plus 1.25%, maturing December 23, 2005.
     Secured by a general security agreement on
     manufacturing equipment.                         $   70,350      $  12,100

   City of Victoria, payable in monthly instalments of
     $170 including annual interest at 7.92%, maturing
     August 1, 2006                                        6,473          7,937

   Intuitive Manufacturing Systems Inc., payable in
     monthly instalments of $1,575 including annual
     interest at 19%, maturing October 1, 2003.
     Secured by the IMS software license.  This loan
     was paid out in full before maturity date in 2002.        -         24,896
                                                          76,823         44,933
   Less current portion of long-term debt                 21,684         27,790

                                                      $   55,139      $  17,143


   Scheduled debt repayments to maturity are as follows:


      2003                                            $   21,684
      2004                                                21,814
      2005                                                23,275
      2006                                                10,050

                                                      $   76,823

CARMANAH TECHNOLOGIES CORPORATION
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended December 31, 2002, 2001 and 2000



10.OBLIGATIONS UNDER CAPITAL LEASES:

   The Company leases computer equipment under lease agreements, which are classified as capital leases. The future minimum annual lease payments are repayable as follows:

                                                            2002           2001

   2002                                               $        -      $  28,872
   2003                                                   59,130         26,857
   2004                                                   38,548          6,350
   2005                                                   17,493              -
                                                         115,171         62,079
   Less amounts representing interest at 6.25% to 10.75%(17,590)        (5,975)
   Present value of capital lease obligations             97,581         56,104
   Less current portion                                   48,015         25,800

                                                      $   49,566      $  30,304

   Interest expense incurred during 2002 on capital leases amounted to $7,692 (2001 - $5,521).

11.SHARE CAPITAL:

   (a)In accordance with reverse takeover accounting principles, CTI, the legal subsidiary, is deemed to have acquired control of the net assets of the legal parent, the Company (see note 2). Accordingly, the number of issued shares reflects the structure of the Company, while the value of the issued share capital reflects the position of CTI adjusted for the cost of the purchase.

      Authorized:
         Unlimited number of common shares without par value.

CARMANAH TECHNOLOGIES CORPORATION
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended December 31, 2002, 2001 and 2000



11.SHARE CAPITAL (CONTINUED):

   (b)Issued and outstanding:

      Share capital of CTI, legal subsidiary, prior to reverse takeover:

                                                       Number of
                                                          common
                                                          shares         Amount

      Balance, December 31, 1999                       4,822,625      $ 231,260
      Issued for cash                                  2,674,130      1,071,505
      Redeemed                                       (1,261,068)      (470,000)
      Issued for payment of debt                         254,827         94,974
      Issued for services rendered                        50,441         20,000
      Issued for subscription                          1,450,738          1,451
      Less share subscription receivable                       -        (1,451)
      Balance, December 31, 2000                       7,991,693        947,739
      Issued for services rendered                       441,529        252,004

      Balance, June 20, 2001, immediately prior
        to reverse takeover transaction                8,433,222     $1,199,743

      Share capital of the Company subsequent to reverse takeover:

                                                       Number of
                                                          common
                                                          shares         Amount

      Issue of shares in exchange for shares of legal
        subsidiary to effect the reverse takeover 14,000,000 $1,199,743 Fair value of net assets of legal parent attributed to issued shares of legal parent at the date of
        reverse takeover                               6,112,710      2,113,842
      Issued for services rendered                       100,000         36,000
      Less share issuance and reverse takeover costs           -      (319,839)
      Balance, December 31, 2001                      20,212,710      3,029,746
      Private placement                                  440,000        237,600
      Less share issuance costs                                -       (11,010)

      Balance, December 31, 2002                      20,652,710     $3,256,336

CARMANAH TECHNOLOGIES CORPORATION
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended December 31, 2002, 2001 and 2000



11.SHARE CAPITAL (CONTINUED):

   (b)Issued and outstanding (continued):

      In conjunction with the reverse takeover, the Company consolidated its common shares on the basis of one post-consolidated common share for each
      1.5 common shares previously outstanding. The information set out in the tables above give retroactive effect to this share consolidation. The Company also completed a brokered private placement of 2,334,934 special warrants at a price of $0.75 per special warrant for gross proceeds of $1,751,201. Each special warrant entitles the holder, on exercise or deemed exercise and for no additional consideration, to a unit of the Company. Each unit is comprised of one post-consolidated common share and one-half of one common share purchase warrant. Each whole common share purchase warrant will entitle the holder to purchase one post-consolidated common share at a price of $1.00 until June 21, 2002 and $1.25 until June 21, 2003. A commission of 7.5% or $131,340 was paid to various agents and finders on the private placement and other costs of $181,443 were incurred in respect of the private placement and reverse takeover, giving net proceeds of $1,438,418. The Company has also issued brokers' warrants exercisable into agent's warrants which, in turn, entitle the holders to purchase in aggregate 233,493 units of the Company on the same terms as the private placement.

      During the year, the Company completed a private placement of 440,000 common shares at $0.54 per common share for gross proceeds of $237,600.

   (c)Stock options:

      Options to purchase common shares of the Company may be granted by the Board of Directors to employees and non-employees of the Company. A summary of the status of the options outstanding and exercisable follows:

                                                       Number of       Weighted
        common
        average
        shares
        exercise

      Balance, December 31, 2000                         249,333      $    0.60
      Granted                                          2,995,500           0.75
      Cancelled                                         (20,000)         (0.60)
      Balance, December 31, 2001                       3,224,833           0.74
      Granted                                            166,664           0.75
      Cancelled                                        (241,668)         (0.75)

      Balance, December 31, 2002                       3,149,829      $    0.74

      In conjunction with the reverse takeover, the Company consolidated its common share options on a one post-consolidated common share option for each 1.5 common share options previously outstanding. The opening balance at December 31, 2000 has been restated to reflect this capital restructuring.

CARMANAH TECHNOLOGIES CORPORATION
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended December 31, 2002, 2001 and 2000



11.SHARE CAPITAL (CONTINUED):

   (c)Stock options (continued):

      The  following   table  summarizes  the  stock  options  outstanding  and
      exercisable at December 31, 2002.

                                  Number                                 Number
                          outstanding at                         exercisable at
      Exercise price   December 31, 2002       Expiry date    December 31, 2002

      $0.60                      229,333  February 3, 2005              229,333
      $0.75                    2,753,832     June 20, 2006            2,753,832
      $0.75                      166,664     June 13, 2007               83,332

                               3,149,829                              3,066,497

      During the year ended December 31, 2002, no compensation costs were recorded in the statements of operations and deficit for the options granted to employees.

      Had compensation costs been determined for employee awards granted after December 31, 2001 using the fair value based method at their respective grant dates, the Company's pro forma net earnings and pro forma basic and diluted earnings (loss) per share would have been as follows:

                                                              December 31, 2002

      Net earnings, as reported                                       $  47,710
      Pro forma net earnings                                             23,245
      Earnings per share, as reported:
         Basic and diluted                                                 0.00
      Pro forma earnings per share:
         Pro forma basic and diluted                                       0.00

      The compensation costs reflected in these pro forma amounts were calculated using the Black-Scholes option pricing model using the following weighted average assumptions:

                                                              December 31, 2002

      Risk free interest rate                                             4.19%
      Expected dividend yield                                                0%
      Stock price volatility                                             60.86%
      Expected life of options                                          3 years

      The weighted average fair value of options granted during the year ended December 31, 2002 is $0.23.

CARMANAH TECHNOLOGIES CORPORATION
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended December 31, 2002, 2001 and 2000



11.SHARE CAPITAL (CONTINUED):

   (d)Shares held in escrow:

      As  at  December  31, 2002, the Company held 4,339,883 (2001 - 7,206,021)
      common shares in escrow subject to time-based or performance-based release criteria.

      The time-based escrow shares are eligible for release at 15% semi-annually until July 2004. As at December 31, 2002, 4,184,407 have been released from the time-based escrow and 3,423,606 remains in a time-based escrow.

      Performance escrow shares are released at one share for every $3.00 in Qualifying Revenue or $3.00 in Qualifying Financing, whichever results in the greater number of escrow securities. Shares eligible for release from escrow are limited to 30% of total escrow securities. As at December 31, 2002, 583,734 shares were released from performance escrow and 916,277 remain in performance-based escrow.

      All shares are estimated to be released from escrow by July 6, 2004.

   (e)Warrants:

      (i)The following warrants were outstanding at December 31, 2002. Each warrant entitles the holder to purchase one common share of the Company.

         Number                         Exercise price              Expiry date

         1,167,467                            $1.25               June 21, 2003


         On November 4, 2002, the TSX Venture Exchange approved the extension of the expiry date of the warrants from December 21, 2002 to June 21, 2003.

       (ii)In addition, the Company had issued 233,493 brokers' warrants, which entitle the holder to one common share and one-half warrant until December 21, 2002 at a price of $0.75 each. Subsequent to December 21, 2002, the holder is only entitled to one common share. These brokers' warrants expire June 21, 2003.

12.CONTRIBUTION AGREEMENT:

   During fiscal 2002, CTI entered into a Contribution Agreement (the "Agreement") with Sustainable Development Technology Canada. Under the terms of the Agreement, CTI is to be reimbursed for certain research and development costs incurred to develop and commercialize specific projects to a maximum contribution of $500,000. At December 31, 2002, eligible research and development expenses of $142,734 have been offset by contributions receivable under this agreement.

CARMANAH TECHNOLOGIES CORPORATION
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended December 31, 2002, 2001 and 2000



13.RELATED PARTY TRANSACTIONS:

   During the year ended December 31, 2002, the Company paid $74,083 (2001 - $80,000) for research and development services to a director of the Company. During the year, the Company paid contract fees of $297,220 (2001 - $368,373) to a company part owned by a director of the Company. This company provides two senior management positions and one administrative position to the Company.

   The Company has entered into an advisory agreement with a company controlled by a director and officer of the Company in the amount of $10,000 per month, expiring July 2004. During the year ended December 31, 2002, the Company paid management fees of $120,000 (2001 - $60,000) under this agreement.

   These transactions are measured at the exchange amount of consideration established and agreed by the related parties.

14.FINANCIAL INSTRUMENTS:

   (a)Fair value:

      For certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities and bank loan, the carrying amounts approximate fair value due to their immediate or short-term maturity. The fair value of obligations under long-term debt and obligations under capital leases, calculated at the present value of future payments and discounted at the current market rates of interest available to the Company for debt instruments with similar terms and maturity, approximate their carrying values. The estimated fair value of advances receivable approximates its carrying value as it bears interest at rates approximating current market rates.

   (b)Currency risk:

      The Company's major sales contracts are concluded in U.S. dollars and, as such, the Company is exposed to exchange rate fluctuations in this currency. The Company has not entered into any foreign exchange contracts to hedge this risk.

CARMANAH TECHNOLOGIES CORPORATION
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended December 31, 2002, 2001 and 2000



15.COMMITMENTS:

   The Company has operating lease agreements for the rental of premises and equipment. The minimum future annual rental payments under the leases are as follows:


      Year ending December 31:

      2003                                            $  132,895
      2004                                               119,829
      2005                                               118,765
      2006                                                76,069

                                                      $  447,558


16.INDUSTRY SEGMENT AND FOREIGN OPERATIONS:

   The Company operates in one segment being the development and manufacturing of solar-powered light technology and the sale of related products to consumers and suppliers worldwide. Since the Company operates in one segment, all financial segment information can be found in the consolidated financial statements.

   The Company had sales of $424,049 to one customer in 2001 representing more than 10% of the sales for that year. Sales to any individual customers did not exceed 10% of sales in 2000 or 2002.

   As at December 31, 2002 and 2001, all of the assets related to the Company's operations were located in Canada.

   For geographical reporting, revenues are attributed to the geographic location in which the customer is located as follows:

                                                     December 31,  December 31,
   (thousands of dollars)                                    2002          2001

   North America                                       $    3,997     $   1,892
   Europe                                                   1,688           903
   Other                                                      783           578

                                                       $    6,468     $   3,373

CARMANAH TECHNOLOGIES CORPORATION
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended December 31, 2002, 2001 and 2000



17.SUBSEQUENT EVENTS:

   On February 25, 2003, the Company announced the proposed issue of up to 2,000,000 common shares of the Company at a price of $0.74 per share pursuant to a private placement, for gross proceeds of up to $1,480,000 before commissions. The private placement is subject to completion of formal documentation and receipt of regulatory approval.